Exhibit 10.90


                         TAPCO INTERNATIONAL CORPORATION
                                 29797 Beck Road
                                 Wixom, MI 48939


22 September 2004

Mr. John N. Lawless, III
c/o TAPCO INTERNATIONAL CORPORATION
29797 Beck Road
Wixom, Michigan 48939


         Re:      Employment Agreement

Dear Jack:

I am pleased to offer you employment as the President of Tapco International Corporation ("the Company") on the terms and conditions set forth in this letter agreement (this "Agreement"). You may accept this Agreement by signing and returning a copy of this Agreement as provided below.

1. Term of Employment. Your employment under this Agreement shall commence on 8 September 2004 ("Start Date") and continue until 30 September 2007, unless it is terminated earlier either by you or the Company or is extended by both you and the Company in a signed writing ("Separation Date"). Your employment under this Agreement is terminable at will by you or the Company at any time (for any reason or for no reason) subject to the provisions of Section 3.

2. Position and Duties. During the term of this Agreement, the Company shall employ you as the President of the Company and you shall report to the Chief Executive Officer of Headwaters Incorporated ("Headwaters"). Your duties shall include the duties set forth in the bylaws of the Company for your position and any other duties the Board and the Chief Executive Officer of Headwaters may delegate to you from time to time. You will be expected to commit your attention and efforts to the position on a full-time basis subject to a reasonable amount of time that you may spend on Permitted Activities (as defined below). This Agreement is personal to you and you may not assign or delegate any of your rights or obligations hereunder.

3. Compensation and Benefits. In consideration for your services to the Company during the time period in which this Agreement is effective, you shall receive the following compensation and benefits:

         (a) Base Salary. The Company shall pay you your current base salary through 30 September 2004. Beginning 1 October 2004, the Company shall pay you an annual base salary at the rate of $275,000.00 per year to be paid in installments according to the Company's regular payroll policy. Thereafter, your salary will be reviewed on an annual basis, and may be increased at the discretion of the Company. The Company shall withhold and deduct all applicable federal and state income and employment and disability taxes from your base salary as required by applicable laws.

         (b) Annual Incentive Opportunity. You will receive 11/12ths of the fiscal year 2004 cash bonus you would otherwise be entitled to under the Company's current bonus plan at the time such bonus is to be paid in the ordinary course of the Company's business. Thereafter, in lieu of Company bonus

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or other incentive compensation plans, you shall be eligible to participate in any bonus plan which Headwaters may maintain or establish for the executives of Headwaters and its subsidiaries on the terms of such plan and the awards thereunder. Currently, Headwaters maintains an Incentive Bonus Plan and you will be eligible to participate in that plan effective 1 October 2004 with an assigned Bonus Percent for Headwaters fiscal 2005 of 50%. For Headwaters' fiscal year 2005, the EVA Multiplier for your Award calculation under the Incentive Bonus Plan shall be adjusted upwards, if necessary, so that your total cash compensation shall not be less than your Company fiscal year 2004 total cash compensation (but subject to your individual 2005 Performance Adjustment Factor).

         (c) Stock Options. Headwaters shall grant you stock options to purchase up to 125,000 shares of the common stock of Headwaters (the "Options") outside of any plan of Headwaters or the Company at an exercise price equal $28.49 per share. The Options will be granted on the form of grant and agreement ("Option Agreement") attached hereto as Exhibit A.

                  (i) Terms of the Options. The Options shall be governed by the terms of the Option Agreement, the policies of Headwaters (including but not limited to the insider trading policy of Headwaters), and applicable laws (including but not limited to state and federal securities laws). The Company will use reasonable commercial efforts to register under federal securities laws the shares underlying the Options.

                  (ii) Vesting of the Options. The Options shall vest in equal increments of 20% per year beginning on 31 March 2005 and each anniversary thereof ending on 31 March 2009, subject to your remaining in continuous employment or service with Headwaters or any of its subsidiaries, including the Company, as required by the Option Agreement. After your employment or service with Headwaters or any of its subsidiaries, including the Company has terminated, the vesting of the Options shall cease immediately; provided, that if your employment or service with Headwaters or any of its subsidiaries, including the Company, has terminated for reason of Disability or death or without Cause or for Good Reason (as such terms are defined below), any unvested Options shall immediately vest upon the occurrence of said event.

                  (iii) Exercisability of the Options. You may exercise the vested portion of the Options while you remain in employment or service with Headwaters or any of its subsidiaries, including the Company. You or your estate (if applicable) may exercise the vested portion of your Options following the termination of your employment or service in accordance with the Option Agreement.

         (d) Future Stock Incentive Grants. You shall be eligible to participate in future stock incentive grants under such stock incentive plans which Headwaters may maintain or establish, on the terms of such plan and grants thereunder.

         (e) Section 401(k) Plan and Other Benefits. Beginning 1 October 2004, after the Company's fiscal 2004, you shall be eligible to participate in Headwaters' 401(k) Plan, subject to the terms of that plan. Subject to the terms of such other plans of the Company, you shall be eligible to receive such other benefits or rights as may be provided under any employee benefit plans provided by the Company to its executives that are now or hereafter will be in effect, including participation in life, medical, disability and dental insurance plans. The Company will continue to provide you with a Company car through the term of this Agreement.

         (f) Vacation and Sick Leave. You shall be entitled to paid vacation plus sick leave on the same basis as all other executives of the Company in accordance with the terms and conditions of the vacation and sick leave policies of the Company.

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         (g) Termination and Change in Control.

                  (1) Termination for Cause, Termination for Other than Good Reason or Termination Due to Death or Disability. In the event that your employment with the Company is terminated by the Company for "Cause" (as defined below), is terminated by you for reasons other than "Good Reason" (as defined below), or is terminated due to your death or Disability, then you (or your estate, if applicable) shall be entitled to payment of your accrued but unpaid salary and vacation pay through the date of the termination of your employment.

                  (2) Termination Without Cause or for Good Reason. In the event that your employment is terminated by the Company without Cause or is terminated by you for a Good Reason, then you shall be entitled to payment of your accrued but unpaid salary and vacation pay through the date of the termination of your employment plus an additional 24 months of your base salary paid by the Company to you immediately preceding the Start Date or, if greater, your regular base salary payable immediately prior to the termination of your employment, and the Company shall continue your health insurance coverage for such 24 month period, provided that you execute an effective release in a form to be provided by the Company with terms substantially as set forth in the attached Exhibit B.

                  (3) Change in Control. Effective on the Start Date, Headwaters shall enter into a change in control agreement in the form attached as Exhibit
C. In the event you become eligible to receive the severance payments and benefits under the change in control agreement, such as in the event your employment with the Company is terminated within the protection period prior to and following a "Change in Control" as defined in the change in control agreement, then any severance payments and benefits to be provided to you by the Company shall be made under the change in control agreement in lieu of severance payments and benefits under this Agreement and the provisions of the change in control agreement pertaining to the your employment and post-termination covenants and arbitration as provided in the change in control agreement shall apply to you instead of the provisions herein pertaining to your employment and post-termination covenants and arbitration set forth in Sections 4 and 8, respectively.

         (h) Definitions.

         As used in this Agreement, the following terms shall have the meanings set forth below:

                  (1) "Cause" shall mean:

                           (i) your engaging in willful misconduct against
Headwaters or the Company that is materially injurious to Headwaters or the Company; provided that any action undertaken with a reasonable and good faith belief that it is in the best interests of Headwaters or the Company shall not constitute willful misconduct for purposes of this clause (i).

                           (ii) your engaging in any activity that is a conflict
of interest or competitive with the Company (other than (1) any action not taken in bad faith and which is promptly remedied by you upon notice by the Company,
(2) your management of current personal investments, provided, that the investments described in clause (2) do not require your active participation in the management or the operation of the investments, and further provided, that such service does not constitute a breach of your fiduciary duties to the Company or prevent you from discharging all of your duties under this Agreement (the activities described in clause (2) are hereafter referred to as "Permitted Activities");

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                           (iii) your engaging in any act of fraud or dishonesty
that is materially injurious to the Company, Headwaters, or any of their affiliates or any material breach of federal or state securities or commodities laws or regulations;

                           (iv) your engaging in an act of assault or other acts
of violence in the workplace;

                           (v) your harassment after the Start Date of this
Agreement of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment (subject to a factual finding made by a court of law that you have in fact engaged in the above prohibited conduct); or

                           (vi) your conviction, guilty plea or plea of nolo
contendre for any felony crime.

                  (2) "Disability" shall mean a disability as determined under the Company's long-term disability plan that prevents you from performing your duties under this Agreement (even with a reasonable accommodation by the Company) for a period of six months or more.

                  (3) "Good Reason" shall mean any one of the following without your consent:

                           (i) a demotion or any action by the Company which
results in diminution of your position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by you);

                           (ii) requirement that you report to work more than 60
miles from the Company's existing headquarters (not including normal business travel required of your position);

                           (iii) a reduction in your base salary or benefits of
more than ten percent (10%) (unless, in the case of a reduction in benefits only, such reduction in benefits applies to all officers of the Company);

                           (iv) a material breach by the Company of its
obligations hereunder which is not cured within thirty (30) days following written notice to the Board by you; or

                           (v) any failure by a successor to the Company to
assume and agree to perform the Company's obligations hereunder.

                  (4) "Service" shall mean service to the Company, Headwaters, or any of their affiliates, other than as an employee, such as a member of the Board or a consultant.

4. Employment and Post Termination Covenants. By accepting the terms of this Agreement and as a condition for the termination payments and benefits you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations:

         (a) Confidentiality. You acknowledge that, in connection with your employment by the Company, you will have access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company's services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company of third parties to which the Company

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owes a duty of nondisclosure (collectively, the "Confidential Information");
provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of your actions in violation of this Agreement; (ii) is or becomes available to you from a source (other than the Company) that you reasonably believe is not prohibited from disclosing such information to you by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; (iv) you are obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that you give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure; or (v) business knowledge you have acquired unrelated to any specific proprietary information relating to the Company. You covenant and agree that, both during and after the term of your employment with the Company, you will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing you duties hereunder) or use any Confidential Information for your own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

         (b) Ownership of Intellectual Property. You agree that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by you in the course of your employment by the Company or on the Company's time or property (collectively, the "Intellectual Property") shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by the Employee shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, you hereby sell and assign all right, title and interest in and to all such Intellectual Property to the Company, and you covenant and agree to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company's ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company's right, title and interest in and to the Intellectual Property throughout the world. Your obligation under this Section 4(b) to assign to the Company inventions created or conceived by you shall not apply to an invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company's business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (ii) do not or did not result from any work performed by you for the Company.

         (c) Non-Solicitation. You agree for a period of not less than twelve
(12) months following termination of your employment or service (whichever is later) with Headwaters or its affiliated companies that you shall not solicit the services or employment or engage the services or employ any of the employees of Headwaters or its affiliated companies.

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         (d) Non-Competition. You agree not to compete directly or indirectly by becoming a principal, partner, shareholder, equity holder, limited liability company member, agent, officer, other employee, advisor, consultant, member of a board of directors, or by becoming interested in any other capacity, with any of the following entities, their successors or affiliates: Alcoa, Dinesol, Alpha, Girardin, Pinckney Molded Plastics, and any business or firm that you establish or form, during the period of 24 months following the termination of your employment or service with the Company or its affiliated companies in the geographic markets in which the Company or its affiliated companies operate as of the Separation Date.

         (e) Authorization to Work for the Company. You represent that you are legally authorized to work in the United States and that your employment with the Company shall not constitute a violation of any contractual or other legal obligation you may have to another entity or employer.

         (f) Breach of Terms of Section 4. The parties to this Agreement agree that (i) if you breach the provisions set forth in Sections 4, 6 and 8 of this Agreement, the damage to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy, and
(ii) if you are in breach of any provisions of Sections 4 and 6 of this Agreement or threaten a breach of any provision of Sections 4 and 6 of this Agreement, the Company shall be entitled, in additional to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Sections 4 and 6 of this Agreement.

5. Business Expenses. You shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting or maintaining the business of the Company. All expenses as described in this paragraph shall be reimbursed only upon presentation by you of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of your duties in accordance with the Company's policies.

6. Return Of Company Property. On the Separation Date or as earlier requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the "Company Property"). You agree to conduct a good faith and diligent search of your belongings in advance of the aforementioned deadline to ensure your compliance with the provisions of this Section 6.

7. Binding on Successors. This Agreement may be assigned by the Company to Headwaters or any of its subsidiaries that become your employer. Further, this Agreement may be assigned by the Company to a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company and shall be binding upon the Company and any entity which is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, or an affiliate of any such entity, and becomes your employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this letter agreement.

8. Arbitration. The parties agree that any future disputes between Executive and Headwaters (the "parties") under this Agreement including but not limited to disputes relating to the Release of Claims shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy as provided below, except as provided in Section 8(g) below.

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         (a) The complainant shall provide the other party a written statement of the claim. Such statement shall identify any supporting witnesses or documents and the relief requested.

         (b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents. If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by Headwaters, provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

         (c) If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association, including any provisions thereof pertaining to discovery. If the parties are not able to agree upon the selection of an arbitrator, an arbitrator shall be selected according to the applicable procedures established by the American Arbitration Association.

         (d) The arbitrator shall have the authority to determine whether the conduct complained of in Section 8(a) violates the complainant's rights under this Agreement and, if so, to grant any relief authorized by law; subject to the provisions of Section 8(g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement and the Release of Claims.

         (e) Headwaters shall pay for the arbitrator's fees, while each party shall pay its own attorneys' fees.

         (f) Arbitration shall be the exclusive final remedy for any dispute between the parties under this Agreement and disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in Sections 8(a) and (b) above.

         (g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and Release of Claims, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving Headwaters' confidential, proprietary or trade secret information, or regarding or related to inventions that Executive may claim to have developed prior to or after joining Headwaters, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

         (h) The arbitration shall be held at a location within 50 miles of Wixom, Michigan unless the parties mutually agree to a different location for the arbitration.

         (i) In the event that Headwaters wishes to contest or dispute a termination for Good Reason by Executive, it must give written notice of such dispute within the ninety (90) calendar day period after the date of Executive's resignation. If Executive wishes to contest or dispute a termination for Cause by Headwaters, or any failure to make payments claimed to be due hereunder, Executive must give written notice of such dispute within ninety (90) calendar days of receiving a Notice of Termination. Executive may, at Executive's or Headwaters' option, be suspended from all duties during the pendency of such a contest or dispute. If Executive prevails in any such contest or dispute, Headwaters or its successor or assign shall thereupon be liable for the full amounts due under Section 3 as of the date of termination after adjustments for amounts already paid.

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9. Indemnification. Effective on the Start Date, Headwaters shall enter into an indemnification agreement in the form attached as Exhibit D. In addition, Headwaters shall maintain a Directors and Officers insurance policy covering directors and officers of the Company consistent with prevailing commercial practice.

10. Miscellaneous.

         (a) This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment with the Company and your anticipated termination of employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

         (b) Subject to the mandatory arbitration provided in Section 8 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the state and federal courts serving the locality of Wixom, Michigan.

         (c) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

         (d) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement. Facsimile or photocopied signatures shall be deemed as effective as original signatures.

         (e) This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Michigan irrespective of any conflicts of law analysis.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to Harlan M. Hatfield, General Counsel of Headwaters. A copy of the Agreement is also being provided to you for your records.

I look forward to your future contributions to the Company.

Sincerely,

TAPCO INTERNATIONAL CORPORATION

By:  /s/ Steven G. Stewart
-----------------------------------
Its:  Vice President - Finance


AGREED AND ACCEPTED:

 /s/ John N. Lawless, III                            September 22, 2004
-----------------------------------                -------------------------
John N. Lawless, III                                          Date

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                                    EXHIBIT A

                             STOCK OPTION AGREEMENT



                      See Exhibit 10.90.1 of this Form 8-K

                                    EXHIBIT B

                            GENERAL RELEASE LANGUAGE


Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf (the "Executive's Parties"), to irrevocably and unconditionally release, acquit and forever discharge the Company, its parent, affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans' fiduciaries, agents and trustees (the "Company's Parties"), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive's Parties have, have had, or may in the future claim to have against the Company's Parties by reason of, arising out of, related to, or resulting from Executive's employment with the Company or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the separation date and does not include a waiver of the right to benefits and payment of consideration to which Executive may be entitled under this Agreement or any of the agreements contemplated hereby (including the indemnification agreement and the stock option agreements). Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

                                    EXHIBIT C

                           CHANGE IN CONTROL AGREEMENT



                      See Exhibit 10.90.2 of this Form 8-K

                                    EXHIBIT D

                            INDEMNIFICATION AGREEMENT


         THIS INDEMNIFICATION AGREEMENT is made and entered into as to this 22nd day of September 2004 ("Agreement"), by and between Headwaters Incorporated, a Delaware corporation (the "Company"), and John N. Lawless, III (the "Indemnitee"), with reference to the following facts:

         A. The Company desires the benefits of having Indemnitee serve as an officer and/or director secure in the knowledge that any expenses, liability and/or losses incurred by him in his good faith service to the Company or any of its affiliates will be borne by the Company or its successors and assigns, and that the Company will defend Indemnitee against the same;

         B. Indemnitee is willing to serve in his position with the Company only on the condition that he be indemnified for such expenses, liability and/or losses;

         C. The Company and Indemnitee recognize the increasing difficulty in obtaining liability insurance for directors, officers and agents of a corporation at reasonable cost;

         D. The Company and Indemnitee recognize that there has been an increase in litigation against corporate directors, officers and agents; and

         E. The Company's Restated Certificate of Incorporation and Bylaws allow the Company to indemnify its directors, officers and agents to the maximum extent not prohibited under Delaware law;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Definitions. For purposes of this Agreement:

         1.1 "Agent" shall mean any person who (a) is or was a director, officer, employee or agent of the Company or a subsidiary of the Company whether serving in such capacity or as a director, officer, employee, agent, fiduciary or other official of another corporation, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company or (b) was a director, officer, employee or agent of a corporation which was a predecessor corporation of the Company or a subsidiary of the Company whether serving in such capacity or as a director, officer, employee, agent, fiduciary or other official of another corporation, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation or subsidiary.

         1.2 "Change of Control" shall mean the occurrence of any of the following events after the date of this Agreement:

         (a) A change in the composition of the board of directors of the Company (the "Board"), as a result of which fewer than two-thirds of the incumbent directors are directors who either (a) had been directors of the

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

Company 24 months prior to such change or (b) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

         (b) Any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Capital Stock"), except that any change in ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company.

         1.3 "Disinterested Director" shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

         1.4 "Expenses" shall be broadly construed and shall include, without limitation, (a) all direct and indirect costs incurred, paid or accrued, (b) all attorneys' fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, (c) all other disbursements and out-of-pocket expenses, (d) amounts paid in settlement, to the extent not prohibited by Delaware Law, and (e) reasonable compensation for time spent by Indemnitee for which he is otherwise not compensated by the Company or any third party, actually and reasonably incurred in connection with or arising out of a Proceeding, including a Proceeding by Indemnitee to establish or enforce a right to indemnification under this Agreement, applicable law or otherwise.

         1.5 "Independent Counsel" shall mean a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent: (a) the Company, an affiliate of the Company or Indemnitee in any matter material to either party or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's right to indemnification under this Agreement.

         1.6 "Liabilities" shall mean liabilities of any type whatsoever, including, but not limited to, judgments or fines, ERISA or other excise taxes and penalties, and amounts paid in settlement (including all interest, assessments or other charges paid or payable in connection with any of the foregoing) actually and reasonably incurred by Indemnitee in connection with a Proceeding.

         1.7 "Delaware Law" means the Delaware General Corporation Law as amended and in effect from time to time or any successor or other statutes of Delaware having similar import and effect.

         1.8 "Proceeding" shall mean any pending, threatened or completed action, hearing, suit or any other proceeding, whether civil, criminal, arbitrative, administrative, investigative or any alternative dispute resolution mechanism, including without limitation any such Proceeding brought by or in the right of the Company. Employment Rights and Duties

         2. Employment Rights and Duties. Subject to any other obligations imposed on either of the parties by contract or by law, and with the understanding that this Agreement is not intended to confer employment rights on either party which they did not possess on the date of its execution, Indemnitee agrees to serve as a director or officer so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Restated Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws") of the Company or any subsidiary of the Company and until such time as he resigns or fails to stand for election or until his employment terminates.

         2.1 Directors' and Officers' Insurance.

         (a) The Company hereby covenants and agrees that, so long as Indemnitee shall continue to serve as a director or officer of the Company and thereafter so long as Indemnitee shall be subject to any possible Proceeding, the Company, subject to Section 2(b), shall maintain directors' and officers' insurance in full force and effect.

         (b) The Company shall have no obligation to maintain directors' and officers' insurance or any specific coverages or limits if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance is disproportionate to the amount of coverage provided, or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.

         3. Indemnification. The Company shall indemnify, defend, and hold harmless Indemnitee to the fullest extent not prohibited by Delaware Law and the provisions of the Certificate and Bylaws of the Company in effect on the date hereof and as the Delaware Law, the Certificate and Bylaws may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than Delaware Law, the Certificate and Bylaws permitted the Company to provide before such amendment). The right to indemnification conferred in the Bylaws shall be presumed to have been relied upon by Indemnitee in serving or continuing to serve the Company as a director or officer and shall be enforceable as a contract right. Without in any way diminishing the scope of the indemnification provided by the Bylaws and this Section 3, the Company will indemnify, defend, and hold harmless Indemnitee if and whenever he is or was a witness, party or is threatened to be made a witness or a party to any Proceeding, by reason of the fact that he is or was an Agent or by reason of anything done or not done, or alleged to have been done or not done, by him in such capacity, against all Expenses and Liabilities actually and reasonably incurred by Indemnitee or on his behalf in connection with the investigation, defense, settlement or appeal of such Proceeding. In addition to, and not as a limitation of, the foregoing, the rights of indemnification of Indemnitee provided under this Agreement shall include those rights set forth in Sections 4, 5 and 6 below.

         4. Payment of Expenses.

         4.1 All Expenses incurred by or on behalf of Indemnitee shall be advanced by the Company to Indemnitee immediately after the receipt by the Company of a written request for such advance which may be made from time to time, whether prior to or after final disposition of a Proceeding (unless there has been a final determination by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified for such Expenses). Indemnitee's entitlement to advancement of Expenses shall include those incurred in connection with any Proceeding by Indemnitee seeking a determination, an adjudication or an award in arbitration pursuant to this Agreement. The requests shall reasonably evidence the Expenses incurred by Indemnitee in connection therewith. Indemnitee hereby undertakes to repay the amounts advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified pursuant to the terms of this Agreement.

         4.2 Notwithstanding any other provision in this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding, Indemnitee shall be indemnified against all Expenses and Liabilities actually and reasonably incurred by Indemnitee in connection therewith.

         4.3. The Company acknowledges that it has agreed to advance Expenses hereunder in order to promote the business interests of the Company and the Company agrees with Indemnitee that it will not fail to comply with its obligation to advance Expenses to Indemnitee as required under this Agreement on the ground that such advancement violates or would violate Section 13(k) of the Securities Exchange Act of 1934, as amended, unless the Company has received an affirmative and unqualified written opinion of Independent Counsel to the effect that such an advance of Expenses would result in a violation of said Section 13(k).

         5. Procedure for Determination of Entitlement to Indemnification.

         5.1 Whenever Indemnitee believes that he is entitled to indemnification and/or defense pursuant to this Agreement, Indemnitee shall submit a written request for indemnification and/or defense (the "Indemnification Request") to the Company to the attention of the President with a copy to the Secretary. This request shall include documentation or information which is necessary for the determination of entitlement to indemnification and/or defense and which is reasonably available to Indemnitee. Determination of Indemnitee's entitlement to indemnification and/or defense shall be made no later than 20 days after receipt of the Indemnification Request. The President or the Secretary shall, promptly upon receipt of Indemnitee's request for indemnification and/or defense, advise the Board in writing that Indemnitee has made such request for indemnification.

         5.2 The Indemnification Request shall set forth Indemnitee's selection of which of the following forums shall determine whether Indemnitee is entitled to indemnification:

         (1) A majority vote of a quorum consisting of Disinterested Directors.

         (2) A written opinion of an Independent Counsel.

         (3) A majority vote of the stockholders at a meeting at which a quorum is present, with the shares owned by the person to be indemnified not being entitled to vote thereon.

         (4) The court in which the Proceeding is or was pending upon application by Indemnitee.

         The Company agrees to bear any and all costs and expenses incurred by Indemnitee or the Company in connection with the determination of Indemnitee's entitlement to indemnification and defense by any of the above forums.

         6. Presumptions and Effect of Certain Proceedings. No initial finding by the Board, its counsel, Independent Counsel, arbitrators or the stockholders shall be effective to deprive Indemnitee of the protection of this indemnity, nor shall a court or other forum to which Indemnitee may apply for enforcement of this indemnity give any weight to any such adverse finding in deciding any issue before it. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, (a) adversely affect the rights of Indemnitee to indemnification except as indemnification may be expressly prohibited under this Agreement, (b) create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or (c) with respect to any criminal action or proceeding, create a presumption that Indemnitee had reasonable cause to believe that his conduct was unlawful.

         7. Remedies of Indemnitee in Cases of Determination not to Indemnify or to Advance Expenses.

         7.1 In the event that (a) an initial determination is made that Indemnitee is not entitled to indemnification or defense, (b) advances for Expenses are not made when and as required by this Agreement, (c) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement or (d) Indemnitee otherwise seeks enforcement of this Agreement, Indemnitee shall be entitled to a final adjudication in an appropriate court of the State of Delaware of his entitlement to such indemnification, defense, or advance. Alternatively, Indemnitee at his option may seek an award in arbitration to be conducted in Salt Lake City by submitting the dispute to Judicial Arbitration & Mediation Services, Inc. ("JAMS"). If the parties are unable to agree on a JAMS arbitrator, the parties shall provide JAMS with a statement of the nature of the dispute and the desired qualifications of the arbitrator. JAMS will then provide a list of three available arbitrators. Each party may strike one of the names on the list, and the remaining person will serve as the arbitrator. If both parties strike the same person, JAMS will select the arbitrator from the other two names. The arbitration award shall be made within 90 days following the demand for arbitration. The Company shall not oppose Indemnitee's right to seek any such adjudication or arbitration award. In any such proceeding or arbitration Indemnitee shall be presumed to be entitled to indemnification and defense under this Agreement and the Company shall have the burden of proof to overcome that presumption.

         7.2 An initial determination, in whole or in part, that Indemnitee is not entitled to indemnification or defense shall create no presumption in any judicial proceeding or arbitration that Indemnitee has not met the applicable standard of conduct for, or is otherwise not entitled to, indemnification or defense.

         7.3 If an initial determination is made or deemed to have been made pursuant to the terms of this Agreement that Indemnitee is entitled to indemnification and defense, the Company shall be bound by such determination in the absence of (a) a misrepresentation of a material fact by Indemnitee in the request for indemnification and defense or (b) a specific finding (which has become final) by a court of competent jurisdiction that all or any part of such indemnification and defense is expressly prohibited by law.

         7.4 The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, will be inadequate, impracticable and difficult of proof, and further agree that such breach would cause Indemnitee irreparable harm. Accordingly, the Company and Indemnitee agree that Indemnitee shall be entitled to temporary and permanent injunctive relief to enforce this Agreement without the necessity of proving actual damages or irreparable harm. The Company and Indemnitee further agree that Indemnitee shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by the Company, and the Company acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court.

         7.5 The Company shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Company shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.

         7.6 Expenses incurred by Indemnitee in connection with his request for indemnification and defense under, seeking enforcement of or to recover damages for breach of this Agreement shall be borne and advanced by the Company.

         8. Other Rights to Indemnification. Indemnitee's rights of indemnification, defense, and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under applicable law, the Certificate, the Bylaws, an employment agreement, vote of stockholders or Disinterested Directors, insurance or other financial arrangements or otherwise.

         9. Limitations on Indemnification. No indemnification pursuant to
Section 3 shall be paid by the Company nor shall Expenses be advanced pursuant to Section 3:

         9.1 Insurance. To the extent that Indemnitee is reimbursed pursuant to such insurance as may exist for Indemnitee's benefit. Notwithstanding the availability of such insurance, Indemnitee also may claim indemnification from the Company pursuant to this Agreement by assigning to the Company any claims under such insurance to the extent Indemnitee is paid by the Company. Indemnitee shall reimburse the Company for any sums he receives as indemnification from other sources to the extent of any amount paid to him for that purpose by the Company;

         9.2 Section 16(b). On account and to the extent of any wholly or partially successful claim against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) or the Securities Exchange Act of 1934, as amended, and amendments thereto or similar provisions of any federal, state or local statutory law; or

         9.3 Indemnitee's Proceedings. Except as otherwise provided in this Agreement, in connection with all or any part of a Proceeding which is initiated or maintained by or on behalf of Indemnitee, or any Proceeding by Indemnitee against the Company or its directors, officers, employees or other agents, unless (a) such indemnification is expressly required to be made by Delaware Law, (b) the Proceeding was authorized by a majority of the Disinterested Directors or (c) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Delaware Law.

         10. Duration and Scope of Agreement; Binding Effect. This Agreement shall continue so long as Indemnitee shall be subject to any possible Proceeding subject to indemnification and defense by reason of the fact that he is or was an Agent and shall be applicable to Proceedings commenced or continued after execution of this Agreement, whether arising from acts or omissions occurring before or after such execution. This Agreement shall be binding upon the Company and its successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company) and shall inure to the benefit of Indemnitee and his spouse, assigns, heirs, devisees, executors, administrators and other legal representatives.

         11. Notice by Indemnitee and Defense of Claims. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, arbitrative, administrative or investigative; but the omission so to notify the Company will not relieve it from any liability which it may have to Indemnitee if such omission does not actually prejudice the Company's rights and, if such omission does prejudice the Company's rights, it will relieve the Company from liability only to the extent of such prejudice; nor will such omission relieve the Company from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any
Proceeding:

         (a) The Company will be entitled to participate therein at its own expense;

         (b) Except as otherwise provided below, the Company jointly with any other indemnifying party similarly notified shall assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its assumption of such defense, the Company will not be liable to Indemnitee under this Agreement for any attorney fees or costs subsequently incurred by Indemnitee in connection with Indemnitee's defense except as otherwise provided below. Indemnitee shall have the right to employ his counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof and the assumption of such defense shall be at the expense of Indemnitee unless
(i) the employment of counsel by Indemnitee has been authorized by the Company,
(ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action or that the Company's counsel may not be adequately representing Indemnitee or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company; and

         (c) The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim affected without its consent. The Company shall not settle any action or claim in any manner without Indemnitee's consent. Neither the Company nor Indemnitee will unreasonably withhold its or his consent to any proposed settlement.

         11.1 Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or part, the Company shall, in such an event, after taking into account, among other things, contributions by other directors and officers of the Company pursuant to indemnification agreements or otherwise, and, in the absence of personal enrichment, acts of intentional fraud or dishonesty or criminal conduct on the part of Indemnitee, contribute to the payment of Indemnitee's losses to the extent that, after other contributions are taken into account, such losses exceed: (i) in the case of a director of the Company or any of its subsidiaries who is not an officer of the Company or any of such subsidiaries, the amount of fees paid to the director for serving as a director during the 12 months preceding the commencement of the Proceeding; or (ii) in the case of a director of the Company or any of its subsidiaries who is also an officer of the Company or any of such subsidiaries, the amount set forth in clause (i) plus 5% of the aggregate cash compensation paid to said director for service in such office(s) during the 12 months preceding the commencement of the Proceeding; or (iii) in the case of an officer of the Corporation or any of its subsidiaries, 5% of the aggregate cash compensation paid to such officer for service in such office(s) during the 12 months preceding the commencement of such Proceeding.

         12. Miscellaneous Provisions.

         12.1 Severability; Partial Indemnity. If any provision or provisions of this Agreement (or any portion thereof) shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatever:
(a) such provision shall be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or Liabilities of any type whatsoever incurred by him in the investigation, defense, settlement or appeal of a Proceeding but not entitled to all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for such total amount except as to the portion thereof for which it has been determined pursuant to Section 5 hereof that Indemnitee is not entitled.

         12.2 Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

         12.3 Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and defense to Indemnitee to the fullest extent not now or hereafter prohibited by law.

         12.4 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

         12.5 Pronouns. Use of the masculine pronoun shall be deemed to include use of the feminine pronoun where appropriate.

         12.6 Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties to this Agreement. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any of the provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be effective unless executed in writing.

         12.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

         (a) If to Indemnitee, to:

                  John N. Lawless, III
                  46816 Pickford
                  Northville, Michigan  48167
                  (248) 348-2980 (fax)

                  with a copy to:

                  Daniel R. Shemke
                  DANIEL R. SHEMKE, P.C.
                  206 South Main Street
                  Suite 206
                  Ann Arbor, Michigan 48104
                  (734) 663-1191 (fax)

         (b) If to the Company to:

                  CEO, Headwaters Incorporated
                  10653 S. Riverfront Parkway, Suite 300
                  South Jordan, UT 84095

                  with a copy to:

                  General Counsel, Headwaters Incorporated
                  10653 S. Riverfront Parkway, Suite 300
                  South Jordan, UT 84095

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

         12.8 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

         12.9 Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this agreement and agree that any action instituted under this agreement shall be brought only in the state courts of the State of Delaware.

         12.10 Entire Agreement. This Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understanding between the parties hereto with respect to the subject matter of this Agreement, except as specifically referred to herein or as provided in Sections 8 and 2.1 hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                             Headwaters Incorporated


                                             By:
                                                 -----------------------------
                                             Its:  Chief Financial Officer

                                             Indemnitee


                                                 -----------------------------
                                                  John N. Lawless, III